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                                                                    EXHIBIT 12.1

                       FEDERATED DEPARTMENT STORES, INC.
        COMPUTATION OF HISTORICAL RATIOS OF EARNINGS TO FIXED CHARGES(a)
                        (IN MILLIONS, EXCEPT RATIO DATA)

                                        FISCAL YEAR   FISCAL YEAR   FISCAL YEAR   FISCAL YEAR   FISCAL YEAR
                                           ENDED         ENDED         ENDED         ENDED         ENDED
                                          1/30/99       1/31/98       2/1/97        2/3/96        1/28/95
                                        -----------   -----------   -----------   -----------   -----------
Income before income taxes and
  extraordinary items.................    $1,163        $  958        $  441         $202          $331
Add: Portion of rents representative
  of the interest factor..............       113           120           117          134            71
  Interest Expense....................       304           418           499          508           262
                                          ------        ------        ------         ----          ----
Adjusted Income.......................    $1,580        $1,496        $1,057         $844          $664
                                          ======        ======        ======         ====          ====
Fixed Charges:
  Interest Expense....................    $  304        $  418        $  499         $508          $262
  Capitalized Interest................         3             2             1            1             1
  Portion of rents representative of
     the interest factor..............       113           120           117          134            71
                                          ------        ------        ------         ----          ----
          Total Fixed Charges.........    $  420        $  540        $  617         $643          $334
                                          ======        ======        ======         ====          ====
Ratio of earnings to fixed charges....       3.8x          2.8x          1.7x         1.3x          2.0x

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(a)  For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges (excluding interest capitalized). Fixed charges represent interest incurred, amortization of debt expenses and that portion of rental expense on operating leases deemed to be the equivalent of interest.